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                                                                   Exhibit 99(a)



LOCKHEED MARTIN ANNOUNCES NEW ACCOUNTING STANDARD
WILL REQUIRE CHARGE IN FIRST QUARTER 1999


BETHESDA, MARYLAND, November 17, 1998 Lockheed Martin Corporation (NYSE: LMT) today announced that, effective January 1, 1999, it will adopt a new accounting standard pertaining to costs related to start-up activities. The new standard, Statement of Position (SOP) 98-5, issued by the American Institute of Certified Public Accountants, requires that costs related to start-up activities be expensed as incurred.

As a result, the Corporation will report a charge reflecting the initial application of the standard as a cumulative effect of a change in accounting principle (net of taxes) of approximately $350 million to $400 million in the first quarter 1999.

Common examples of start-up activities include introducing a new product or marketing an existing product to a new market segment; implementing a new manufacturing process; and nonrecurring costs incurred before achieving a normal capacity. The Corporation has incurred significant start-up costs in the aircraft and launch vehicle product areas, specifically on the C-130J and commercial launch services programs; and in certain commercial and civil government businesses.

The Corporation will incur a significant amount of start-up and development costs in the launch services area, which includes the recent Air Force Evolved Expendable Launch Vehicle (EELV) award. Such costs will be expensed as incurred.

In addition, the Corporation announced updates related to two other items reported in the most recent Form 10-Q filed with the Securities and Exchange Commission on November 2, 1998. The Corporation has completed an evaluation of the overall strategy and risks related to its launch vehicle line of business, and concluded that no adjustments are required. The Corporation also has determined that it will complete the review of its relationship with CalComp Technology, Inc., a majority-owned public subsidiary, in the fourth quarter 1998.



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NEWS MEDIA CONTACT:           James Fetig 301/897-6352

INVESTOR RELATIONS CONTACT:   James Ryan, 301/897-6584 or

                              Randa Middleton, 301/897-6455

Web site: www.lmco.com
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NOTE:  Statements which are not historical facts are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results including the effects of government budgets and requirements, economic conditions, competitive environment, timing of awards and contracts; the outcome of contingencies including litigation and environmental remediation, and program performance in addition to other factors not listed. See in this regard the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake any obligation to publicly release any revisions to forward looking statements to reflect events or circumstances or changes in expectations after the date of this press release or the occurrence of anticipated events.